EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-110306 of QLT Inc. on Form S-3 and Registration Statement Nos. 333-2488, 333-12422, 333-100070 and 333-120657 of QLT Inc. on Form S-8, of our report dated March 2, 2004, appearing in the Annual Report on Form 10-K of Atrix Laboratories, Inc. for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
November 22, 2004